


                                                                                                           Exhibit 12.2
                                                                                                             3/11/03
                             SAVANNAH POWER COMPANY
        Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 2002

                                                                                                                        Twelve
                                                                                                                        Months
                                                                                                                         Ended
                                                                                                                      December 31,
                                                                     --------------------------------------------------------------
                                                                     1998        1999           2000          2001           2002
                                                                     ----        ----           ----          ----           ----
                                                    -----------------------------Thousands of Dollars------------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings Before Income Taxes                               $  40,811     $ 34,891      $  36,543      $ 33,772      $   35,313
   Interest expense, net of amounts capitalized               11,855       11,938         12,737        12,517          11,608
   Distributions on preferred securities of subsidiary           167        2,740          2,740         2,740           2,740
   AFUDC - Debt funds                                            133          485            324           271             165
   Rentals                                                       735          471            545           423             459
                                                           ---------     --------      ---------      --------      ----------
         Earnings as defined                               $  53,701     $ 50,525      $  52,889      $ 49,723      $   50,285
                                                           =========     ========      =========      ========      ==========


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest on long-term  debt                             $  10,383     $  9,300      $   9,259      $  9,399      $    9,684
   Interest on affiliated loans                                    0            0              0           747             401
   Interest on interim obligations                               278          879          2,369         1,128               4
   Amort of debt disc, premium and expense, net                  853          948            963           950             904
   Other interest charges                                        474        1,296            470           566             778
   Distributions on preferred securities of subsidiary           167        2,740          2,740         2,740           2,740
   Rentals                                                       735          471            545           423             459
                                                           ---------     --------      ---------      --------      ----------
         Fixed charges as defined                             12,890       15,634         16,346        15,953          14,970
Non-tax deductible preferred dividends                         2,066           NA             NA            NA              NA
Ratio of net income before taxes to net income             x   1.587     x  1.512      x      NA      x     NA      x       NA
                                                           ---------     --------      ---------      --------      ----------
Pref dividend requirements before income taxes                 3,279            0             NA            NA              NA
                                                           ---------     --------      ---------      --------      -----------
Fixed charges plus pref dividend requirements              $  16,169     $ 15,634      $  16,346      $ 15,953      $   14,970
                                                           =========     ========      =========      ========      ==========

RATIO OF EARNINGS TO FIXED CHARGES  PLUS
   PREFERRED  DIVIDEND  REQUIREMENTS                           3.32         3.23            3.24          3.12            3.36
                                                               =====        =====          =====         =====            ====
